Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 240.24b-2. [*****] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

EQUIPMENT LEASE AGREEMENT

THIS EQUIPMENT LEASE AGREEMENT (“Agreement”) is made and entered into on February 21, 2017, by and between GK FINANCING, LLC, a California limited liability company (“GKF”), at 2 Embarcadero Center, Suite 410, San Francisco, California, 94111 and BRYAN MEDICAL CENTER, a Nebraska non-profit corporation (“Hospital”) at 2300 S. 16th Street, Lincoln, Nebraska 68502, with reference to the following facts:

RECITALS

A.           GKF intends to purchase a Leksell Stereotactic Gamma Knife Perfexion (the “Equipment”) from Elekta Instruments, Inc., a Georgia corporation (“Elekta”).

B.           Hospital wishes to lease the Equipment from GKF, and GKF is willing to lease the Equipment to Hospital, upon the terms, covenants, conditions and agreements set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            Lease. Subject to and in accordance with the covenants and conditions set forth in this Agreement, GKF hereby leases to Hospital, and Hospital hereby leases from GKF, the Equipment.

2.            LGK Agreement. Simultaneously with the execution of this Agreement, Hospital and Elekta shall enter into that certain LGK Agreement (the “LGK Agreement”), a copy of which is attached hereto as Exhibit 1. Hospital shall perform, satisfy and fulfill all of its obligations arising under the LGK Agreement when and as required thereunder. Hospital acknowledges that GKF is a third party beneficiary of the LGK Agreement and, in that capacity, GKF shall be entitled to enforce Hospital’s performance, satisfaction and fulfillment of its obligations thereunder.

3.            Term of the Agreement. The initial term of this Agreement (the “Term”) shall commence as of the date hereof and, unless earlier terminated or extended in accordance with the provisions of this Agreement, shall continue for a period of ten (10) years following the date of the performance of the first clinical Gamma Knife procedure (the “First Procedure Date”) at the Site. Hospital’s obligation to make the payments to GKF for the Equipment described in Section 8 below shall commence as of the First Procedure Date.

Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 240.24b-2. [*****] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

4.            User License.

4.1           Hospital shall apply for and obtain in a timely manner a User License from the Nuclear Regulatory Commission and, if necessary, from the applicable state agency authorizing it to take possession of and maintain the Cobalt supply required in connection with the use of the Equipment during the term of this Agreement. Hospital also shall apply for and obtain in a timely manner all other licenses, permits, approvals, consents and authorizations which may be required by state or local governmental or other regulatory agencies for the development, construction and preparation of the Site, the charging to the Equipment with its Cobalt supply, the conduct of acceptance tests with respect to the Equipment, and the use of the Equipment during the Term, as more fully set forth in Article 2.1 of the LGK Agreement. Upon request, Hospital shall provide GKF with true and correct copies of any and all such licenses, permits, approvals, consents and authorizations.

5.            Delivery of Equipment; Site.

5.1           GKF shall coordinate with Elekta and Hospital to have the Equipment delivered to Hospital at ______ (the “Site”) on or prior to the delivery date agreed upon by Hospital and Elekta in the LGK Agreement. GKF makes no representations or warranties concerning delivery of the Equipment to the Site or the actual date thereof.

5.2           Subject to Section 6 below, Hospital, at its cost and expense, shall provide a safe, convenient Site for the Equipment. The location of the Site is contemplated to be the current Gamma Knife suite and shall be subject to the prior approval of GKF. The Site provided shall be empty of any equipment.

6.            Site Preparation and Installation of Equipment.

6.1           GKF, at its cost and expense, shall prepare all plans, specifications and site planning criteria (which site planning criteria are attached as Exhibit B to the LGK Agreement ) (collectively the “Site Planning Criteria”) required to prepare, construct and improve the Site for the installation, use and operation of the Equipment during the Term. The plans and specifications (i) shall be approved by Hospital, which approval shall not be unreasonably withheld or delayed; (ii) shall comply in all respects with the Site Planning Criteria; and (iii) to the extent required by applicable law, shall be submitted to all state and federal agencies for their review and approval. GKF, at its cost and expense, shall obtain all permits, certifications, approvals or authorizations required by applicable federal, state or local laws, rules or regulations necessary to prepare, construct and improve the Site as provided above.

Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 240.24b-2. [*****] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

6.2           GKF, at its cost and expense, shall prepare, construct and improve the Site as necessary for the installation, use and operation of the Equipment during the Term, including, without limitation, providing all temporary or permanent shielding required for the charging of the Equipment with the Cobalt supply and for its subsequent use, selecting and constructing a proper foundation for the Equipment and the temporary or permanent shielding, aligning the Site for the Equipment, and installing all electrical systems and other wiring required for the Equipment. In connection with the construction of the Site, Hospital, at its cost and expense, shall select, purchase and install all radiation monitoring equipment, devices, safety circuits and radiation warning signs required at the Site in connection with the use and operation of the Equipment.

6.3           In addition to construction and improvement of the Site, GKF, at its cost and expense, shall be responsible for the installation of the Equipment at the Site, including the positioning of the Equipment on its foundation at the Site in compliance with the Site Planning Criteria.

6.4           During the Term, GKF, at its cost and expense, shall maintain the Site in a good working order, condition and repair, reasonable wear and tear expected.

7.            Marketing Support. GKF shall coordinate its Gamma Knife marketing plan with Hospital, which marketing plan shall be subject to the approval of Hospital. Hospital shall participate in meetings with GKF to jointly develop a marketing plan annually. The Hospital, with the support of GKF, shall implement the Gamma Knife marketing plan based on the approved budget and timeline. GKF shall be solely responsible for any out-of-pocket marketing expenses paid to unrelated third parties that are included in the marketing plan budget. Any marketing efforts conducted independently by Hospital shall be at Hospital's expense, and subject to coordination with GKF. Notwithstanding the foregoing, Hospital will not be obligated to pay for the marketing of or reimbursement to GKF for any marketing related expenses for the Gamma Knife, but is not prohibited from doing so as long as Hospital’s efforts are coordinated with GKF. Hospital shall use its best efforts to market the Gamma Knife and to educate the public and the medical community as to the benefits of the Gamma Knife.

8.            Lease Payments.

8.1           In consideration and as compensation to GKF for (i) the lease of the Equipment by GKF to Hospital pursuant to this Agreement; (ii) the preparation by GKF of all plans and specifications required to prepare, construct and improve the Site for the installation, use and operation of the Equipment; (iii) the preparation, construction and improvement of the Site as necessary for the installation, use and operation of the Equipment; (iv) the installation by GKF of the Equipment at the Site; and (v) the maintenance by GKF of the Site in a good working order, condition and repair, on a monthly basis, Hospital shall pay the “Lease Payment” to GKF for each "Procedure" that is performed by Hospital or its representatives or affiliates, irrespective of whether the Procedure is performed on the Equipment or using any other equipment or devices. As used herein:

Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 240.24b-2. [*****] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

(1)         "Lease Payment" shall be equal to (a) [ * * * * * ] of the “Technical Component Collections” during each such month, minus (b) Hospital’s “Cost Component” during each such month.

(2)         “Technical Component Collections” means the total amount actually collected by Hospital or its representatives or affiliates during each month from any and all payor sources, including, without limitation, patients, insurance companies, state or federal government programs or any other third party payors, as reimbursement for the technical component of each Procedure, irrespective of whether the Procedure is performed on the Equipment or using any other equipment or devices, and including the technical component amount collected from any case rate or “global” fee. The technical fees to be billed for Procedures performed utilizing the Equipment during the Term of this Agreement shall be an amount which is economically justifiable based upon GKF's direct operating expenses and its total project costs, together with a return thereon. Hospital shall consult and mutually agree with GKF from time to time regarding the amount of the technical fees to be billed by Hospital for Procedures that are performed utilizing the Equipment and any revisions thereto, including, without limitation, the technical component portion of any case rate or “global” fee. Subject to compliance with the standard described in the preceding sentence, Hospital and GKF shall mutually agree on the setting or revision of the amount of the technical fees and the acceptance of technical fee component amounts with third party payors prior to their implementation.

(3)         Hospital’s “Cost Component” means the costs incurred by Hospital during the applicable month for services and personnel associated with the Equipment, which shall be limited to those costs set forth in Exhibit 8.1 attached hereto, irrespective of whether the Gamma Knife procedures are performed on an inpatient or outpatient basis.

(4)         As used herein, a “Procedure” shall mean any treatment that involves stereotactic, external, single fraction conformal radiation, commonly called radiosurgery, that may include one or more isocenters during the patient treatment session, delivered to any site(s) superior to the foramen magnum, which Procedure is performed by Hospital, its representatives, affiliates, joint ventures and/or partnerships, on an inpatient or outpatient basis, or “under arrangement” (as used in the Medicare billing context), using any of the Equipment and/or any other equipment or devices that are used in lieu of, or as an alternative to, the Equipment, and includes, without limitation, any and all related treatment planning and delivery, imaging and other ancillary services.

If no Procedures are performed utilizing the Equipment or any other equipment or devices during any month, no Lease Payments shall be owing by Hospital to GKF for such month.

Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 240.24b-2. [*****] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

8.2           Within fifteen (15) days following the end of each month (or portion thereof) during the term of this Agreement, Hospital shall pay the Lease Payments to GKF and shall concurrently inform GKF in writing as to the number of Procedures performed during that month utilizing the Equipment and any other equipment or devices. To facilitate Hospital’s billing and collection for Procedures performed, within two (2) business days after any Procedure is performed, GKF shall cause the administrative support individual referenced in Section 11.3 below to provide Hospital with written confirmation of the names of the patients treated. Hospital shall use best efforts to submit claims for reimbursement to the appropriate payors for each Procedure within ten (10) days after the patient receiving the treatment is discharged. Such claims shall be submitted under Hospital's provider numbers and license. Hospital shall also diligently follow up any unpaid or denied claims and re-bill and/or contest the same where appropriate so as to maximize Technical Component Collections. All or any portion of any Lease Payment which is not paid in full within thirty (30) days after its due date shall bear interest at the annual rate of five percent (5%) in excess of the Federal Reserve Discount Rate then in effect as published in the Wall Street Journal or similar publication (or the maximum monthly interest rate permitted to be charged by law between an unrelated, commercial borrower and lender, if less) until the unpaid Lease Payment, together with all accrued interest thereon is paid in full. If GKF shall at any time accept a Lease Payment from Hospital after it shall become due, such acceptance shall not constitute or be construed as a waiver of any or all of GKF’s rights under this Agreement, including the rights of GKF set forth in Section 20 hereof. Notwithstanding the foregoing, in the event that Technical Component Collections relating to the Equipment are less than Hospital’s Cost Component relating to the Equipment in any given month, GKF shall reimburse Hospital for said shortfall, provided that Hospital has complied with its obligations regarding the timely submission of claims as set forth in this Section, and provided, further, that GKF shall have no obligation to reimburse Hospital for any shortfalls relating to any other equipment or devices. No costs comprising Hospital's Cost Component shall be permitted to cumulate. If no Procedures are performed in a given month, the only Hospital Cost Component incurred will be for physical facility space as set forth in Exhibit 8.2.

8.3           Within thirty (30) days after the close of each month, Hospital shall provide GKF with a written report indicating the status of billings and collections for each Procedure performed during that month, including, without limitation, the amount of the claim submitted, the amount received or denied for each such procedure. Upon request by GKF, Hospital shall furnish to GKF information regarding reimbursement rates from any or all payor sources for Procedures (applicable to Procedures performed either on an inpatient or outpatient basis). If such reimbursement rates should change at any time or from time to time after the date hereof, in each instance, Hospital shall provide written notice thereof to GKF within thirty (30) days of Hospital receiving notice thereof. Prior to entering into or renewing any third party payor contracts for the provision of Procedures utilizing the Equipment, Hospital shall consult with GKF regarding the terms and provisions thereof, including the technical component reimbursement rates. GKF shall maintain the confidentiality of all information provided to GKF by Hospital with regard Procedure charges, billing and reimbursement rates.

Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 240.24b-2. [*****] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

8.4           The parties acknowledge that the Lease Payments payable to GKF and Hospital's Cost Component reflect their respective fair market value, and are not determined in a manner that takes into account the volume or the value of any referral or other business generated between the parties.

8.5           Within ten (10) days after Hospital’s receipt of written request from GKF, GKF shall have the right to audit Hospital’s books and records (including, without limitation, the books and records pertaining to any other radiosurgery equipment and devices) during normal business hours to verify the Technical Component Collections and Hospital's Cost Component, and Hospital shall provide GKF with access to such books and records.

9.            Use of the Equipment.

9.1           The Equipment shall be used by Hospital only at the Site and shall not be removed therefrom. Hospital shall use the Equipment only in the regular and ordinary course of Hospital’s business operations and only within the capacity of the Equipment as determined by Elekta’s specifications. Hospital shall not use nor permit the Equipment to be used in any manner nor for any purpose which, Hospital has been informed by Elekta or GKF, the Equipment is not designed or reasonably suitably.

9.2           This is an agreement of lease only. Nothing herein shall be construed as conveying to Hospital any right, title or interest in or to the Equipment, except for the express leasehold interest granted to Hospital for the Term. All Equipment shall remain personal property (even though said Equipment may hereafter become attached or affixed to real property) and the title thereto shall at all times remain exclusively in GKF.

9.3           During the Term, upon the request of GKF, Hospital shall promptly affix to the Equipment in a prominent place, or as otherwise directed by GKF, labels, plates, insignia, lettering or other markings supplied by GKF indicating GKF’s ownership of the Equipment, and shall keep the same affixed for the entire Term. Hospital hereby authorizes GKF to cause this Lease or any statement or other instrument showing the interest of GKF in the Equipment to be filed or recorded, or refiled or re-recorded, with all governmental agencies considered appropriate by GKF, at GKF’s cost and expense. Hospital also shall promptly execute and deliver, or cause to be executed and delivered, to GKF any statement or instrument requested by GKF for the purpose of evidencing GKF’s interest in the Equipment, including financing statements and waivers with respect to rights in the Equipment from any owners or mortgagees of any real estate where the Equipment may be located.

Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 240.24b-2. [*****] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

9.4           At Hospital’s cost and expense, Hospital shall (a) protect and defend GKF’s ownership of and title to the Equipment from and against all persons claiming against or through Hospital, (b) at all times keep the Equipment free from any and all liens, encumbrances, attachments, levies, executions, burdens, charges or legal processes imposed against Hospital, and (c) give GKF immediate written notice of any matter described in clause (b).

10.          Additional Covenants of Hospital. In addition to the other covenants of Hospital contained in this Agreement, Hospital shall, at its cost and expense:

10.1         Provide properly trained, technical and support personnel and supplies required for the proper performance of Gamma Knife procedures utilizing the Equipment. In this regard, Hospital shall use its best efforts to maintain on staff a minimum of two (2) Gamma Knife trained teams comprised of neurosurgeons, radiation oncologists and physicists.

10.2         Direct, supervise and administer the provision of all hospital services relating to Gamma Knife Procedures in accordance with all applicable laws, rules and regulations.

10.3         Use best efforts to keep and maintain the Equipment and the Site fully protected, secure and free from unauthorized access or use by any person.

10.4         Operate a fully functional radiation therapy department at the Site.

11.          Additional Covenants of GKF. In addition to the other covenants of GKF contained in this Agreement, GKF, at its cost and expense, shall:

11.1         Use its best efforts to require Elekta to meet its contractual obligations to GKF and Hospital upon delivery of the Equipment and put the Equipment, as soon as reasonably possible, into good, safe and serviceable condition and fit for its intended use in accordance with the manufacturer’s specifications, guidelines and field modification instructions.

11.2         Ensure Hospital’s quiet enjoyment and use of the Equipment, free of the rights of any other persons except for those rights reserved by GKF or granted to Elekta under the LGK Agreement or to the lender pursuant to Section 14 below.

11.3         GKF and Hospital shall mutually select an individual to be located at the Site to provide Gamma Knife administrative and marketing support services. The individual’s duties shall include but not be limited to scheduling Gamma Knife patients and coordinating professional and technical personnel and support services to perform said Gamma Knife treatment. This individual shall also verify patient insurance. The individual shall also assist with marketing activities on an as needed basis. If the individual is provided by the Hospital, GKF shall reimburse Hospital for the cost of the individual. GKF and Hospital shall mutually agree on individual.

Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 240.24b-2. [*****] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

12.           Maintenance of Equipment; Damage or Destruction of Equipment.

12.1         During the Term and except as otherwise provided in this Agreement, GKF, at its cost and expense, shall (a) maintain the Equipment in good operating condition and repair, reasonable wear and tear excepted, (b) subject to Hospital’s compliance with its obligations under the LGK Agreement and under Sections 4, 5, 9, 10, 12, 13 and 16 hereunder, cause the equipment to be in compliance with all applicable state and federal regulations, and (c) maintain in full force and effect a Service Agreement with Elekta or other service vendor and any other service or other agreements required to fulfill GKF’s obligation to repair and maintain the Equipment under this Section 12. Hospital shall promptly notify GKF in the event of any damage or destruction to the Equipment or of any required maintenance or repairs to the Equipment. GKF shall pursue all remedies available to it under the Service Agreement, if any, and under any warranties made by Elekta with respect to the Equipment so that the Equipment will be free from defects in design, materials and workmanship and will conform to Elekta’s technical specifications concerning the Equipment.

12.2         GKF and Elekta shall have the right to access the Equipment for the purpose of inspection and the performance of repairs at all reasonable times, upon reasonable advance notice and with a minimum of interference or disruptions to Hospital’s regular business operations.

12.3         Hospital shall be liable for any damage to or destruction of the Equipment caused by misuse, improper use, or other intentional and wrongful or negligent acts or omissions of Hospital’s officers, employees, agents, and contractors. In the event the Equipment is damaged as a result of the misuse, improper use, or other intentional and wrongful or negligent acts or omissions of Hospital’s officers, employees, agents and contractors (other than GKF and Elekta), to the extent such damage is not covered by the Service Agreement or any warranties or insurance, GKF may service or repair the Equipment as needed and the cost thereof shall be paid by Hospital to GKF immediately upon written request; provided that, if GKF’s charges and costs for such service or repair are not paid in full by Hospital within sixty (60) days after GKF’s request therefor, in addition to such charges and costs, Hospital shall pay interest thereon to GKF until paid in full at the annual rate of five percent (5%) in excess of the Federal Reserve Discount Rate then in effect, as published in the Wall Street Journal or similar publication (or the maximum monthly interest rate permitted to be charged by law between an unrelated, commercial borrower and lender, if less) and reasonable attorneys' fees and costs incurred by GKF in collecting such amount from Hospital. Any work so performed by GKF shall not deprive GKF of any of its rights, remedies or actions against Hospital for such damages.

Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 240.24b-2. [*****] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

12.4         If the Equipment is rendered unusable as a result of any failure of, physical damage to or destruction of the Equipment, Hospital shall give GKF written notice thereof. GKF shall determine, within thirty (30) days after it is given written notice of such damage or destruction, whether the Equipment can be repaired. Subject to Section 12.3 above, in the event GKF determines that the Equipment cannot be repaired, at the election of GKF in GKF’s sole and absolute discretion, (a) GKF, at its cost and expense, may replace the Equipment as soon as reasonably possible taking into account the availability of replacement equipment from Elekta, Elekta’s other then-existing orders for equipment, and the then existing limitations on Elekta’s manufacturing capabilities, and (b) in such event, this Agreement shall continue in full force and effect as though such damage or destruction had not occurred. If GKF elects not to replace the Equipment, GKF shall provide written notice of such election to Hospital, and this Agreement shall terminate on the date that is ninety (90) days following the date of such notice. In the event GKF determines that the Equipment can be repaired, GKF shall cause the Equipment to be repaired as soon as reasonably possible thereafter. Hospital shall fully cooperate with GKF to effect the replacement of the Equipment or the repair of the Equipment (including, without limitation, providing full access to the Site) following the damage or destruction thereof.

13.          Alterations and Upgrades to Equipment.

13.1         Hospital shall not make any modifications, alterations or additions to the Equipment (other than normal operating accessories or controls) without the prior written consent of GKF. Hospital shall not, and shall not permit any person other than representatives of Elekta or any other person authorized by GKF to, effect any inspection, adjustment, preventative or remedial maintenance, or repair to the Equipment without the prior written consent of GKF. All modifications, alterations, additions, accessories or operating controls incorporated in or affixed to the Equipment (herein collectively called “additions” and included in the definition of “Equipment”) shall become the property of the GKF upon termination of this Agreement.

13.2         The necessity and financial responsibility for modifications, additions or upgrades to the Equipment, including the reloading of the Cobalt-60 source, shall be mutually agreed upon by GKF and Hospital. If (a) GKF and Hospital agree to reload the Cobalt-60 source (i.e., on or around the 75th month of the Term), then, notwithstanding any provisions to the contrary herein, the Initial Term shall be automatically extended for an additional three (3) years. The necessity for modifications, additions or upgrades to the Equipment, including the reloading of the Cobalt-60 source, shall be as mutually agreed upon by GKF and Hospital. The financial responsibility for such modifications, additions and upgrades are GKF’s.

Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 240.24b-2. [*****] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

14.          Financing of Equipment by GKF. GKF, in its sole discretion, may finance the Equipment. Financing may be in the form of an installment loan, a capitalized lease or other commercially available debt or financing instrument. If GKF finances the Equipment through an installment loan, GKF shall be required to provide the Equipment as collateral for the loan. If GKF finances the Equipment through a capitalized lease, title shall vest with the lessor until such time as GKF exercises its buy-out option under the lease, if any. If required by the lender, lessor or other financing entity (the "Lender"), GKF may assign its interest under this Agreement as security for the financing. Hospital's interest under this Agreement shall be subordinate to the interests of the Lender, which Hospital shall promptly confirm in writing on Lender’s form, if requested by GKF.

15.          Equipment Operational Costs. GKF shall be responsible for all costs and expenses for the operation and use of the Equipment. Significant costs and expenses are enumerated in Exhibit 8.1. Between Hospital and GKF, Hospital shall be fully liable for all negligent, intentional or wrongful acts or omissions of Hospital, its officers, directors, employees and agents.

16.          Taxes. GKF shall pay all sales or use taxes imposed or assessed in connection with the purchase of the Equipment and all personal property taxes imposed, levied or assessed on the ownership and possession of the Equipment during the Term. All other taxes, assessments, licenses or other charges imposed, levied or assessed on the Equipment during the Term shall be paid by Hospital before the same shall become delinquent, whether such taxes are assessed or would ordinarily be assessed against GKF or Hospital; provided, however, Hospital shall not be required to pay any federal, state or local income, franchise, corporation or excise taxes imposed upon GKF’s net income realized from the lease of the Equipment. In case of a failure by Hospital to pay any taxes, assessments, licenses or other charges when and as required under this Section, GKF may (in GKF’s sole and absolute discretion) pay all or any part of such taxes, in which event the amount paid by GKF shall be immediately payable by Hospital to GKF upon written request; provided that, if GKF is not repaid in full by Hospital within sixty (60) days after GKF's request therefor, in addition to the repayment of the amounts paid by GKF, Hospital shall pay interest thereon to GKF until paid in full at the annual rate of five percent (5%) in excess of the Federal Reserve Discount Rate then in effect, as published in the Wall Street Journal or similar publication (or the maximum monthly interest rate permitted to be charged by law between an unrelated, commercial borrower and lender, if less) and reasonable attorneys' fees and costs incurred by GKF in collecting such amount from Hospital.

Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 240.24b-2. [*****] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

17.          No Warranties by GKF. Hospital warrants that as of the First Procedure Date, it shall have (a) thoroughly inspected the Equipment, (b) determined that the Equipment is consistent with the size, design, capacity and manufacture selected by it, and (c) satisfied itself that to the best of its knowledge the Equipment is suitable for Hospital’s intended purposes and is good working order, condition and repair at the time of acceptance. GKF SUPPLIES THE EQUIPMENT UNDER THIS AGREEMENT IN ITS “AS IS” CONDITION. GKF, NOT BEING THE MANUFACTURER OF THE EQUIPMENT OR THE MANUFACTURER’S AGENT, MAKES NO WARRANTY OR REPRESENTATION, EITHER EXPRESSED OR IMPLIED, AS TO THE EQUIPMENT’S MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR USE, DESIGN, CONDITION, DURABILITY, CAPACITY, MATERIAL OR WORKMANSHIP OR AS TO PATENT INFRINGEMENT OR THE LIKE. As between GKF and Hospital, Hospital shall bear all risks with respect to the foregoing warranties. GKF shall not be liable for any direct, indirect and consequential losses or damages suffered by Hospital or by any other person for, and Hospital expressly waives any right to hold GKF liable hereunder for, any claims, demands and liabilities arising out of or in connection with the design or manufacture, possession or operation of the Equipment, including injury to persons or property resulting from the failure of, defective or faulty design, operation, condition, suitability or use of the Equipment. All warranty or other similar claims with respect to the Equipment shall be made by Hospital solely and exclusively against persons other than GKF, including Elekta or any other manufacturers or suppliers. In this regard and with prior written approval of GKF, Hospital may, in GKF’s name, but at Hospital’s sole cost and expense, enforce all warranties, agreements or representations, if any, which may have been made by Elekta or manufacturers, suppliers or other third parties regarding the Equipment to GKF or Hospital. GKF shall not be responsible for the operation of the Equipment, however it shall be GKF’s responsibility that the equipment be properly maintained. GKF and Hospital shall mutually agree to an acceptable delivery date for the Equipment.

18.          Termination for Economic Justification.

18.1         Following the initial twenty-four (24) months after the First Procedure Date and following each subsequent 12 month period thereafter during the Term, GKF shall have the option to terminate this Agreement if, within a reasonable period of time after GKF’s written request, Hospital does not provide GKF with a reasonable economic justification to continue this Agreement and the provision of Gamma Knife services at the Hospital. GKF's determination shall be based upon the utilization of the Equipment and other factors considered relevant by GKF in the exercise of its discretion. If GKF elects to terminate pursuant to this Section, GKF shall give written notice thereof to Hospital not less than ninety (90) days prior to the effective date of the termination designated in GKF’s written notice.

18.2         Notwithstanding the provisions of Section 18.1, if at any time during the Term of this Agreement, Hospital is suspended or terminated from participation in the Medicare program, GKF shall have the option to terminate this Agreement immediately by giving written notice thereof to Hospital.

18.3         As a result of any termination of this Agreement pursuant to this Section, GKF may enter upon the Site under Hospital supervision and remove the Equipment and any improvements made by GKF to the Site without liability of any kind or nature for appropriate removal or GKF may demand that Hospital remove and return the Equipment and such improvements to GKF, all at GKF’s sole cost and expense. If this Agreement is terminated by GKF for economic justification pursuant to Section 18.1 above, then, GKF shall remove the Equipment and such improvements within nine (9) months following the giving of written notice of termination by GKF, or as soon as practicable pursuant to GKF’s contract with Elekta for such removal, whichever occurs later.

Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 240.24b-2. [*****] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

19.          Options to Extend Agreement. As of the end of the Term, Hospital shall have the option either to:

19.1         Extend the Term of this Agreement for a specified period of time and upon such other terms and conditions as may be agreed upon in writing by GKF and Hospital; or

19.2         Terminate this Agreement as of the expiration of the Term. GKF shall be responsible to contract with Elekta for removal of the Equipment as soon as practicable.

Hospital shall exercise one (1) of the two (2) options referred to above by giving an irrevocable written notice thereof to GKF at least nine (9) months prior to the expiration of the initial Term. Any such notice shall be sufficient if it states in substance that Hospital elects to exercise its option and states which of the two (2) options referred to above Hospital is exercising. If Hospital fails to exercise the option granted herein at least nine (9) months prior to the expiration of the initial Term, the option shall lapse and this Agreement shall expire as of the end of the initial Term. Further, if Hospital exercises the option to extend the Term and the parties are unable to mutually agree upon the length of the extension of the Term or any other terms or conditions applicable to such extension prior to the expiration of the Term, this Agreement shall expire as of the end of the initial Term.

20.           Events of Default by Hospital and Remedies.

20.1         The occurrence of any one of the following shall constitute an event of default under this Agreement (an “Event of Default”):

20.1.1           Hospital fails to pay any Lease Payment when due pursuant to Paragraph 8 above and such failure continues for a period of thirty (30) days after written notice thereof is given by GKF or its assignee to Hospital; however, if Hospital cures the payment default within the applicable thirty (30) day period, such default shall not constitute an Event of Default.

20.1.2           Hospital attempts to remove, sell, transfer, encumber, assign, sublet or part with possession of the Equipment or any items thereof, except as expressly permitted herein.

20.1.3           Hospital fails to observe or perform any of its covenants, duties or obligations arising under this Agreement or the LGK Agreement and such failure continues for a period of thirty (30) days after written notice thereof by GKF to Hospital; however, if Hospital cures the default within the applicable thirty (30) day period or if the default reasonably requires more than thirty (30) days to cure, Hospital commences to cure the default during the initial thirty (30) day period and Hospital diligently completes the cure as soon as reasonably possible following the end of the thirty (30) day period, such default shall not constitute an Event of Default.

Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 240.24b-2. [*****] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

20.1.4           Hospital ceases doing business as a going concern, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts as they become due, files a voluntary petition in bankruptcy, is adjudicated a bankrupt or an insolvent, files a petition seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under any present or future statute, law or regulation or files an answer admitting the material allegations of a petition filed against it in any such proceeding, consents to or acquiesces in the appointment of a trustee, receiver, or liquidator of it or of all or any substantial part of its assets or properties, or it or its shareholders shall take any action looking to its dissolution or liquidation.

20.1.5           Within sixty (60) days after the commencement of any proceedings against Hospital seeking reorganization, arrangement, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceedings shall not have been dismissed, or if within thirty (30) days after the appointment without Hospital 's consent or acquiescence of any trustee, receiver or liquidator of it or of all or any substantial part of its assets and properties, such appointment shall not be vacated.

20.1.6           Hospital is suspended or terminated from participation in the Medicare program.

20.2         Upon the occurrence of an Event of Default with respect to Hospital, GKF may at its option do any or all of the following:

20.2.1           By written notice to Hospital, immediately terminate this Agreement as to the Equipment, wherever situated. As a result of the termination, GKF may enter upon the Site and remove the Equipment and any improvements made by GKF to the Site without liability of any kind or nature for so doing or GKF may demand that Hospital remove and return the Equipment and such improvements to GKF, all at Hospital's sole cost and expense.

Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 240.24b-2. [*****] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

20.2.2           Recover from Hospital as liquidated damages for the loss of the bargain represented by this Agreement and not as a penalty an amount equal to the present value of the unpaid estimated future rent payments to be made by Hospital to GKF through the end of the Term discounted at the rate of nine percent (9%), which liquidated damages, together with any past due Lease Payments interest thereon as set forth herein, shall become immediately due and payable. The unpaid estimated future lease payments shall be based on the prior twelve (12) months’ Lease Payments made by Hospital to GKF hereunder with an annual five (5%) percent increase thereof through the end of the Term. Hospital and GKF acknowledge that the liquidated damages formula set forth in this Section constitutes a reasonable method to calculate GKF's damages resulting from an Event of Default under the circumstances existing as of the date of this Agreement.

20.2.3           Sell, dispose of, hold, use or lease the Equipment or any improvements made by GKF to the Site, as GKF in its sole and absolute discretion may determine (and GKF shall not be obligated to give preference to the sale, lease or other disposition of the Equipment or improvements over the sale, lease or other disposition of similar Equipment or improvements owned or leased by GKF).

20.2.4           Exercise any other right or remedy which may be available to GKF under the Uniform Commercial Code or any other applicable law or proceed by appropriate court action, without affecting GKF’s title or right to possession of the Equipment or improvements, to enforce the terms hereof or to recover damages for the breach hereof or to cancel this Agreement as to the Equipment.

In addition to the foregoing remedies, Hospital shall be liable to GKF for all reasonable attorneys’ fees, costs and expenses incurred by GKF as a result of the Event of Default or the exercise of GKF’s remedies.

20.3         Upon termination of this Agreement or the exercise of any other rights or remedies under this Agreement or available under applicable law following an Event of Default, Hospital shall, without further request or demand, pay to GKF all Lease Payments and other sums then owing under this Agreement. Hospital shall in any event remain fully liable for all damages as may be provided by law and for all costs and expenses incurred by GKF on account of such default, including but not limited to, all court costs and reasonable attorneys' fees. The rights and remedies afforded GKF under this Agreement shall be deemed cumulative and not exclusive, and shall be in addition to any other rights or remedies to GKF provided by law or in equity.

21.           Events of Default by GKF and Remedies.

21.1         The occurrence of any one of the following shall constitute an Event of Default hereunder:

Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 240.24b-2. [*****] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

21.1.1           GKF shall fail to observe or perform any of its covenants, duties or obligations arising under this Agreement and such failure shall continue for a period of thirty (30) days after written notice thereof is given by Hospital to GKF; however, if GKF cures the default within the applicable thirty (30) day period or if the default reasonably requires more than thirty (30) days to cure, GKF commences to cure the default during the initial thirty (30) day period and GKF diligently completes the cure as soon as reasonably possible following the end of the thirty (30) day period, such default shall not constitute an Event of Default.

21.1.2           GKF ceases doing business as a going concern, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts as they become due, files a voluntary petition in bankruptcy, is adjudicated a bankrupt or an insolvent, files a petition seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under any present or future statute, law or regulation or files an answer admitting the material allegations of a petition filed against it in any such proceeding, consents to or acquiesces in the appointment of a trustee, receiver, or liquidator of it or of all or any substantial part of its assets or properties, or it or its shareholders shall take any action looking to its dissolution or liquidation.

21.1.3           Within sixty (60) days after the commencement of any proceedings against GKF seeking reorganization, arrangement, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceedings shall not have been dismissed, or if within thirty (30) days after the appointment without GKF’s consent or acquiescence of any trustee, receiver or liquidator of it or of all or any substantial part of its assets and properties, such appointment shall not be vacated.

21.2         Upon the occurrence of an Event of Default involving GKF, Hospital may, by written notice to GKF, immediately terminate this Agreement as to the Equipment and, in such event, GKF shall remove the Equipment, the Cobalt and any improvements made by GKF to the Site, at GKF’s sole cost and expense or, in the absence of removal by GKF within a reasonable period of time after a written request therefor, Hospital may remove the Equipment, the Cobalt and such improvements with all due care and store the same at GKF’s sole cost and expense.

21.3         Notwithstanding the occurrence of an Event of Default with respect to GKF (including any claim which would otherwise be in the nature of a set-off), Hospital shall fully perform and pay its obligations hereunder (including payment of all Lease Payments) without set-off or defense of any kind. Upon termination of this Agreement or the exercise of any other rights or remedies under this Agreement or applicable law following an Event of Default, Hospital shall, without further request or demand, pay to GKF all Lease Payments and other sums and owing under this Agreement when and as due.

Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 240.24b-2. [*****] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

22.           Removal of Equipment. Upon expiration of the Term, GKF, at its cost and expense, shall remove the Equipment from the Site within a reasonable time period; provided that all of GKF’s right, title and interest in and to the improvements made by GKF to the Site pursuant to Section 6 above shall thereupon transfer to Hospital.

23.           Insurance.

23.1         During the Term, GKF shall, at its cost and expense, purchase and maintain in effect an all risk property and casualty insurance policy covering the Equipment. The all risk property and casualty insurance policy shall be for an amount not less than the replacement cost of the Equipment. The all risk property and casualty insurance policy maintained by GKF shall be evidenced by a certificate of insurance or other reasonable documentation which shall be delivered by GKF to Hospital upon request following the commencement of this Agreement and as of each annual renewal of such policy during the Term.

23.2         During the Term, Hospital shall, at its cost and expense, purchase and maintain in effect general liability and professional liability insurance policies covering the Site (together with all premises where the Site is located) and the use or operation of the Equipment by Hospital or its officers, directors, agents, employees, contractors or physicians. The general liability and professional liability insurance policies shall provide coverage in amounts not less than One Million Dollars ($1,000,000.00) per occurrence and Three Million Dollars ($3,000,000.00) annual aggregate. GKF shall be named as additional insured party on the general liability and professional liability insurance policies to be maintained hereunder by Hospital. The policies to be maintained by Hospital hereunder shall be evidenced by a certificate of insurance or other reasonable documentation which shall be delivered by Hospital to GKF no later than the First Procedure Date and as of each annual renewal of such policies during the Term. Hospital shall require any physicians using the equipment to show evidence of professional liability insurance consistent with Hospital’s Medical Staff Bylaws.

23.3         During the construction of the Site and prior to the First Procedure Date, GKF, at its cost and expense, shall purchase and maintain a general liability insurance policy which conforms with the coverage amounts and other requirements described in Section 23.2 above and which names Hospital as an additional insured party. The policy to be maintained by GKF hereunder shall be evidenced by a certificate of insurance or other reasonable documentation which shall be delivered by GKF to Hospital prior to the commencement of any construction at the Site.

23.4         During the Term, Hospital shall purchase and maintain all workers compensation insurance to the extent required by applicable law.

Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 240.24b-2. [*****] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

24.           Indemnification.

24.1         Hospital and GKF each hereby covenants and agrees that it will defend, indemnify and hold the other party and the other party's officers, directors, members, employees and agents at all times harmless from and against any loss, damage and expense (including reasonable attorneys’ fees and other costs of defense) caused by or arising out of: (i) any liability or obligation related to the business of the indemnifying party prior to the date hereof; (ii) any obligation or liability arising from services provided under this Agreement by the indemnifying party to the extent any such liability or obligation directly results from the negligence or intentional misconduct of the indemnifying party, it’s employees or agents ; or (iii) any obligation or liability resulting from a breach of any provision of this Agreement by the indemnifying party, it’s employees or agents. The obligations of the parties under this Section shall survive the expiration or earlier termination of this Agreement.

24.2         Any party that intends to enforce an indemnity obligation shall give the indemnifying party notice of any claim as soon as possible, but the failure to give such notice shall not constitute a waiver or release of the indemnifying party and shall not affect the rights of the indemnified party to recover under this indemnity, except to the extent the indemnifying party is materially prejudiced thereby. In connection with any claim giving rise to indemnity under this Section resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the indemnifying party, at its sole cost and expense, may, upon written notice to the indemnified party, assume control of the defense of such claim or legal proceeding, to the extent that the indemnifying party admits in writing its indemnification liability to the indemnified party with respect to all material elements thereof If the indemnifying party assumes the defense of any such claim or legal proceeding, the obligations of the indemnifying party hereunder as to such claim or legal proceeding shall be to take all steps necessary in the defense or settlement thereof and to hold the indemnified party harmless from and against any losses, damages, expenses or liability caused by or arising out of any settlement approved by the indemnifying party and the indemnified party or any judgment in connection with such claim or legal proceeding. Each indemnified party shall cooperate with the indemnifying party in the defense of any such action, the defense of which is assumed by the indemnifying party. Except with the consent of the indemnified party, which consent may be withheld at the indemnified party's sole discretion, the indemnifying party shall not consent to any settlement or the entry of any judgment arising from any such claim or legal proceeding which, in each case, does not include as an unconditional term thereof the delivery by the claimant or the plaintiff to the indemnified party of a release from all liability in respect thereof. If the indemnifying party does not assume the defense of any claim or litigation, any indemnified party may defend against such claim or litigation in such manner as it may deem appropriate, including but not limited to settling such claim or litigation, after giving notice of the same to the indemnifying party, on such terms as the indemnified party may deem appropriate. The indemnifying party will, promptly after any of the same is incurred, reimburse the indemnified party in accordance with the provisions hereof for all damages, losses, liabilities, costs and expenses incurred by the indemnified party.

Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 240.24b-2. [*****] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

25.           Miscellaneous.

25.1         Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided under Section 14, neither party shall assign this Agreement nor any of its respective rights hereunder and Hospital shall not sublease the Equipment without the prior written consent of the other party, which consent shall not be unreasonably withheld. An assignment or sublease shall not relieve the assigning party or sublessor of any liability for performance of this Agreement during the remainder of the Term. Any purported assignment or sublease made without the other party's prior written consent shall be null, void and of no force or effect.

25.2         Agreement to Perform Necessary Acts. Each party agrees to perform any further acts and execute and deliver any further documents which may be reasonably necessary or otherwise reasonably required to carry out the provisions of this Agreement.

25.3         Validity. If for any reason any clause or provision of this Agreement, or the application of any such clause or provision in a particular context or to a particular situation, circumstance or person, should be held unenforceable, invalid or in violation of law by any court or other tribunal of competent jurisdiction, then the application of such clause or provision in contexts or to situations, circumstances or persons other than that in or to which it is held unenforceable, invalid or in violation of law shall not be affected thereby, and the remaining clauses and provisions hereof shall nevertheless remain in full force and effect.

25.4         Attorney’s Fees and Costs. In the event of any action, arbitration or other proceedings between or among the parties hereto with respect to this Agreement, the non-prevailing party or parties to such action, arbitration or proceedings shall pay to the prevailing party or parties all costs and expenses, including reasonable attorneys' fees, incurred in the defense or prosecution thereof by the prevailing party or parties. The party which is a "prevailing party" shall be determined by the arbitrator(s) or judge(s) hearing the matter and shall be the party who is entitled to recover his, her or its costs of suit, whether or not the matter proceeds to a final judgment, decree or determination. A party not entitled to recover his, her or its costs of suit shall not recover attorneys' fees. If a prevailing party or parties shall recover a decision, decree or judgment in any action, arbitration or proceeding, the costs and expenses awarded to such party may be included in and as part of such decision, decree or judgment.

25.5         Entire Agreement; Amendment. This Agreement together with the Exhibits attached hereto constitutes the full and complete agreement and understanding between the parties hereto concerning the subject matter hereof and shall supersede any and all prior written and oral agreements with regard to such subject matter. This Agreement may be modified or amended only by a written instrument executed by all of the parties hereto.

Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 240.24b-2. [*****] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

25.6         Number and Gender. Words in the singular shall include the plural, and words in a particular gender shall include either or both additional genders, when the context in which such words are used indicates that such is the intent.

25.7         Effect of Headings. The titles or headings of the various paragraphs hereof are intended solely for convenience or reference and are not intended and shall not be deemed to modify, explain or place any construction upon any of the provisions of this Agreement.

25.8         Counterparts. This Agreement may be executed in one or more counterparts by the parties hereto. All counterparts shall be construed together and shall constitute one agreement.

25.9         Governing Law. This Agreement shall be interpreted and enforced in accordance with the internal laws, and not the law of conflicts, of the State of Nebraska applicable to agreements made and to be performed in that State.

25.10         Exhibits. All exhibits attached hereto and referred to in this Agreement are hereby incorporated by reference herein as though fully set forth at length.

25.11         Ambiguities. The general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. In the event that any provision of this Agreement is found to be ambiguous, each party shall have an opportunity to present evidence as to the actual intent of the parties with respect to such ambiguous provision.

25.12         Representations. Each of the parties hereto represents (a) that no representation or promise not expressly contained in this Agreement has been made by any other party hereto or by any of its agents, employees, representatives or attorneys; (b) that this Agreement is not being entered into on the basis of, or in reliance on, any promise or representation by such party or individual, expressed or implied, other than such as are set forth expressly in this Agreement; (c) that it has been represented by counsel of its own choice in this matter or has affirmatively elected not to be represented by counsel; (d) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (e) it has full power and authority to execute, deliver and perform this Agreement, and (f) the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate or other similar action.

25.13         Non-Waiver. No failure or delay by a party to insist upon the strict performance of any term, condition, covenant or agreement of this Agreement, or to exercise any right, power or remedy hereunder or under law or consequent upon a breach hereof or thereof shall constitute a waiver of any such term, condition, covenant, agreement, right, power or remedy or of any such breach or preclude such party from exercising any such right, power or remedy at any later time or times.

Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 240.24b-2. [*****] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

25.14         Notices. All notices, requests, demands or other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered to the party to whom notice is to be given either (a) by personal delivery (in which case such notice shall be deemed to have been duly given on the date of delivery), (b) by next business day air courier service (e.g., Federal Express or other similar service) (in which case such notice shall be deemed given on the business day following deposit with the air courier service), or (c) by United States mail, first class, postage prepaid, registered or certified, return receipt requested (in which case such notice shall be deemed given on the third (3rd) day following the date of mailing), and properly addressed as follows:

To GKF:	Craig K. Tagawa
Chief Executive Officer GK Financing, LLC Two Embarcadero Center Suite 410 San Francisco, CA 94111

To Hospital:	Bryan Medical Center 1600 South 48th Lincoln, Nebraska 68506 Attn: _______________

A party to this Agreement may change his, her or its address for purposes of this Section by giving written notice to the other parties in the manner specified herein.

25.15        Special Provisions Respecting Medicare and Medicaid Patients.

25.15.1         Hospital and GKF shall generate such records and make such disclosures as may be required, from time to time, by the Medicare, Medicaid and other third party payment programs with respect to this Agreement in order to meet all requirements for participation and payment associated with such programs, including but not limited to the matters covered by Section 1861(v) (l) (I) of the Social Security Act.

25.15.2         For the purpose of compliance with Section 1861(v)(l)(I) of the Social Security Act, as amended, and any regulations promulgated pursuant thereto, both parties agree to comply with the following statutory requirements (a) Until the expiration of four (4) years after the termination of this Agreement, both parties shall make available, upon written request to the Secretary of Health and Human Services or, upon request, to the Comptroller General of the United States, or any of their duly authorized representatives, the contract, and books, documents and records of such party that are necessary to certify the nature and extent of such costs, and (b) if either party carries out any of the duties of the contract through a subcontract with a value or cost of $10,000 or more over a twelve month period, with a related organization, such subcontract shall contain a clause to the effect that until the expiration of four (4) years after the furnishing of such services pursuant to such subcontract, the related organization shall make available, upon written request to the Secretary, or upon request to the Comptroller General, or any of their duly authorized representatives the subcontract, and books, documents and records of such organization that are necessary to verify the nature and extent of such costs.

Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 240.24b-2. [*****] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

25.16        Force Majeure. Failure to perform by either party will be excused in the event of any delay or inability to perform its duties under this Agreement directly or indirectly caused by conditions beyond its reasonable control, including, without limitation, fires, floods, earthquakes, snow, ice, disasters, acts of God, accidents, riots, wars, operation of law, strikes, governmental action or regulations, shortages of labor, fuel, power, materials, manufacturer delays or transportation problems. Notwithstanding the foregoing, all parties shall make good faith efforts to perform under this Agreement in the event of any such circumstance. Further, once such an event is resolved, the parties shall again perform their respective obligations under this Agreement.

25.17        Article 2A Notice.

25.17.1         The parties hereto agree that, notwithstanding anything to the contrary set forth in this Agreement, this Agreement is and shall be treated and interpreted as a statutory "finance lease," as such term is defined in Article 2A of the Uniform Commercial Code (“UCC”) and Article 2A of the Nebraska Uniform Commercial Code - Leases, and that GKF shall be treated as a finance lessor who is entitled to the benefits and releases from liability accorded to a finance lessor thereunder. In furtherance of the foregoing, Hospital acknowledges that, prior to signing this Agreement, GKF has informed Hospital in writing (a) that Elekta is the entity supplying the Equipment to GKF, (b) that Hospital is entitled (under Section 2A of the Uniform Commercial Code and Article 2A of the Nebraska Uniform Commercial Code - Leases) to the promises and warranties, including those of any third party, provided to GKF by Elekta which is the entity supplying the goods in connection with or as part of the contract by which GKF acquired the Equipment or the right to possession and use of the Equipment, and (c) that Hospital may communicate with Elekta and receive an accurate and complete statement of those promises and warranties, including any disclaimers and limitations of them or of remedies. Hospital acknowledges and agrees that Hospital has selected both: (1) the Equipment; and (2) the supplier from whom GKF is to purchase the Equipment. Hospital acknowledges that GKF has not participated in any way in Hospital’s selection of the Equipment or of the supplier, and GKF has not selected, manufactured or supplied the Equipment. HOSPITAL IS ADVISED THAT IT MAY HAVE RIGHTS UNDER THE CONTRACT EVIDENCING GKF’S PURCHASE OF THE EQUIPMENT FROM THE SUPPLIER CHOSEN BY HOSPITAL AND THAT HOSPITAL SHOULD CONTACT THE SUPPLIER OF THE EQUIPMENT FOR A DESCRIPTION OF ANY SUCH RIGHTS.

Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 240.24b-2. [*****] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

25.17.2         In the event Article 2A of the UCC is deemed to be applicable to this Agreement, Hospital hereby agrees to waive any and all rights and remedies given by Sections 2A-508 through 2A-522 of the UCC, including but not limited to the right to reject the Lease and Equipment; cancel the Lease; revoke acceptance of the Equipment, “cover” by making any purchase or lease of Equipment in its possession and control for any reason; recover damages under such UCC-2A sections for any breach of warranty and/or seek remedies of specific performance, replevin or the like for any Equipment. In addition, to the extent permitted by applicable law, Hospital also hereby waives any rights now or hereafter conferred by statute or otherwise which may require GKF to sell, lease or otherwise use any Equipment in mitigation of GKF’s damages or which may otherwise limit or modify any of GKF’s rights or remedies.

25.18        Independent Contractor Status. With respect to the performance of the duties and obligations arising under this Agreement, nothing in this Agreement is intended nor shall be construed to create a partnership, an employer/employee relationship, a joint venture relationship, or a lease or landlord/tenant relationship between GKF and Hospital. GKF acknowledges that physicians practicing at Hospital are not employees or agents of Hospital, but independent community practitioners.

Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 240.24b-2. [*****] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

GKF:		Hospital:

GK FINANCING, LLC,		BRYAN MEDICAL CENTER,
a California limited liability company		a Nebraska non-profit corporation

By:	//Ernest A. Bates, M.D.	By:	//David Reese
	Ernest A. Bates, M.D.,	Name:	David Reese
	Policy Committee Member	Title:	V.P. Clinical and Support Services

Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 240.24b-2. [*****] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

Exhibit 1

LGK AGREEMENT

Prepared for

BRYAN HEALTH-WEST AKA BRYAN LGH

2300 S 16th Street

LINCOLN, NEBRASKA 68502

February 9, 2017

Purchase and License Agreement 2013-243220-BP - 1 -

Created on April 30, 2013

LEKSELL GAMMA KNIFE® END USER AGREEMENT

THIS AGREEMENT is entered into as of the                     2017 by and between ELEKTA, INC., a corporation organized and existing under the laws of Georgia (hereinafter referred to as “Elekta”), and Bryan Health-West, aka Bryan LGH. (hereinafter referred to as “End User”).

WITNESSETH:

WHEREAS, Elekta has agreed to sell the “Leksell Gamma Knife®” system (hereinafter defined and referred to as the “LGK® “) to GK Financing, LLC, hereinafter referred to as “Buyer), and

WHEREAS, Buyer has agreed to lease the LGK® to End User under separate agreement.

WHEREAS, Elekta and End User wish to enter this Agreement for their mutual benefit;

NOW THEREFORE, in consideration of the mutual covenants and obligations, warranties and indemnities herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I. DEFINED TERMS.

The following words and terms shall have the meanings set forth opposite them in this Article I:

Acceptance Tests are those tests which demonstrate that the LGK® meets the manufacturer’s specification and which are defined in the Purchase Agreement between Buyer and Elekta.

Charging means all handling of the Cobalt Supply at the Site and the installation of such Cobalt Supply in the LGK®.

Cobalt Supply means the supply of the Cobalt-60 sources to be installed in the LGK®.

Effective Date is the date of execution of this Agreement by the End User, as indicated in this Agreement.

Hardware shall mean that computer hardware and related equipment described in the Specification.

Lease Agreement shall mean the Agreement between Buyer and End User pursuant to which Buyer shall lease the LGK® to End User.

LGK® is the device, which is technically specified in Exhibit A hereto, to be sold, delivered, and installed by Elekta at the Site.

LGP Software means the dose planning software for the LGK®, which is described in the Specification.

Site shall mean that location described on the Exhibit B hereto.

Site Planning Criteria are the requirements which the Site must meet to properly accommodate the LGK® and are defined in the Purchase Agreement between Elekta and Buyer.

Specification refers to the technical standards with which the LGK® shall comply, as described in Exhibit A hereto.

ARTICLE II. PERMITS

2.1           Permits. End User shall obtain any license (the “User License”) from the Nuclear Regulatory Commission (or relevant state agency if the Site is located in an “Agreement State”) authorizing it to take possession of the Cobalt Supply and shall obtain such other licenses, permits, approvals, consents and authorizations which may be required by local governmental or other regulatory agencies for the Site, its preparation, the Charging of the LGK® with its Cobalt Supply, the conduct of Acceptance Tests, and the use of the LGK®. End User shall not run, operate, or otherwise use the LGK®, except for the purpose of conducting the Acceptance Tests, until the Acceptance Tests have been successfully completed.

ARTICLE III. OPERATION AND TRAINING.

3.1           Operation. End User warrants and covenants that the LGK® shall not be run, operated or otherwise used, except by and to qualified employees or physicians, who are suitably skilled and experienced to use the LGK®.

3.2           Technical Training. Elekta shall provide to four (4) persons on the Buyer’s staff instruction relating to the technical operation and maintenance of the LGK. Such instruction shall not exceed two consecutive days and will be provided on site by installation personnel at the time of install.

3.3           Introductory Clinical Training. Introductory Clinical Training Program. Indications, Technique, Literature, etc. Length of training is 5 consecutive days. Up to four (4) training spaces included (Tuition only). May be substituted for Technical/Applications training course at Elekta Sweden as noted on Exhibit A.

3.4           Post Clinical Start Up Site Visit. Elekta shall provide a one-day site visit from one Clinical Applications representative. The visit must be arranged within 3-6 months post clinical start up. The commitment will expire thereafter unless documented alternate arrangements are made. The purpose is to ensure the customer is comfortable using all features in the Leksell GammaPlan® PFXTM software.

3.5           LGK® Software. Elekta hereby consents to Buyer’s sublicense to End User of the LGK® Software, to be utilized only for the purpose of planning dosages of treatments to be performed with the LGK®. A copy of the LGK® Software License from Elekta to Buyer is attached hereto as Exhibit D End User agrees that its sublicense to the LGK® Software shall be subject to the terms and conditions of Exhibit D hereto. End User agrees, in favor of Elekta, to perform the obligations assigned to Buyer in Exhibit D hereto. In the event the sublicense of the LGK® Software from Buyer to End User is terminated due to an act or omission of Buyer and without fault of the End User, then End User shall have the right to obtain from Elekta a direct royalty-free license to utilize the LGK® Software on the terms and conditions described in Exhibit D hereto.

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Created on April 30, 2013

3.6           Intellectual Property.

(a)          End User hereby acknowledges that the trademarks Gamma Knife® and Leksell Gamma Knife® (collectively, the “Mark”) are protected by United States federal registrations and the Mark constitutes valuable intellectual property of an affiliate of Elekta in which it has established substantial goodwill. End User hereby acknowledges that proper use of the Mark in any advertising of End User’s own surgical services performed with the LGK® surgical instrument is highly important to maintaining such value and goodwill.

(b)          Subject to the terms and conditions of this section, Elekta, as agent for Elekta Instrument, S.A. of Geneva, Switzerland, the owner of the Mark, hereby grants End-User a non-exclusive, royalty-free license without right to sublicense solely for the purpose of using the Mark in connection with the promotion and advertising of any of End User’s own services to be performed by use of the LGK® surgical instrument.

(c)           End User, in the conduct of End User’s business, is strictly prohibited from using the Mark in or as its official legal name. However, End User may use the trademark as part of the following fictitious trade name:

“Gamma Knife®® Center of Bryan Health-West, aka Bryan LGH”

As long as End User utilizes a fictitious trade name which includes the Mark, End User shall not perform radiosurgical services with any equipment other than the LGK®. If End User performs any radiosurgical service with any equipment other than the LGK® or if End User ceases to perform radiosurgical services with the LGK®, End User shall immediately cease utilizing the Mark as part of its fictitious trade name.

(d)          In advertising, references to the Mark must include the registration symbol ® and such symbol must be used at least once per piece of advertising material along with the words “Gamma Knife® and Leksell Gamma Knife® are U.S. federally registered trademarks of Elekta Instrument S A., Geneva, Switzerland” somewhere in the advertisement. Elekta reserves the right to require End User to discontinue the use of advertising that does not conform to such requirements.

(e)          End User may use the words “Gamma Knife® Center of [add distinctive name]” as part of any internet domain name, or URL, telephone number or other communications address or symbol provided that the full name, “Gamma Knife® Center of [add distinctive name]” is used. User may use a variation or abbreviation of such term only after obtaining Elekta’s prior written consent to the proposed use in question. User may not under any circumstances, use the words “gamma Knife® ” alone, for any internet domain name, or URL, telephone number or other communications address or symbol.

(f)          All advertising or promotional materials in which the mark is utilized shall comply with all applicable laws and regulations as well as the standards of proper advertising.

(g)          Elekta shall have the right to terminate the license granted in this section with immediate effect if End User violates any provision of this section or utilizes the Mark in any manner which, in the sole opinion of Elekta, presents a reasonable possibility of damage to the Mark.

(h)          Upon termination of the license granted by this section, End User shall immediately cease all use of the mark, including, but not limited to, the use permitted under subsection (e) of this section.

(i)          Buyer acknowledges that a breach of any of its covenants or agreements hereunder will cause immediate and irreparable harm to Elekta and Elekta Instrument S.A. End User acknowledges and agrees that no adequate remedy at law exists for any such breach, and End User agrees that in the event of such a breach Elekta shall be entitled to injunctive relief and such other relief as any court with jurisdiction may deem just and proper.

ARTICLE IV. CONFIDENTIALITY

4.1           End User shall treat and maintain as confidential all technical information and know-how to it pursuant to this Agreement (including LGK® Software), except for know-how specifically designated as non-confidential pursuant to this Agreement or otherwise so designated by the Elekta. End User shall not disclose any aspect of such know-how (including the LGK® Software) to any other Person, including any corporation or governmental or quasi-governmental agency; provided that, End User shall have the right to disclose such know-how to its employees and resident physicians to the extent necessary for use of the LGK®, but End User shall be responsible to ensure that such know-how is not disclosed by such persons.

4.2           The provisions of this Article IV shall survive the termination of this Agreement and shall apply with equal force to any technical information or know-how concerning the LGK® acquired by End User other than pursuant to this Agreement.

4.4            The obligations of confidentiality and restriction of access pursuant to this Article IV shall not apply to any trade secret or confidential information that was (a) in the public domain at the time of such access or subsequently came in to the public domain through no fault of the Person subject to the provisions of Article IV; (b) rightfully known to the Person given such access prior to such access or developed independently by the Person given such access; (c) received by the Person given such access as a matter of right from a source other than a Person subject to the provisions of this Article IV; or (d) required to be disclosed by subpoena or court order, but Buyer shall give immediate notice of such subpoena or court order to Elekta and shall request the court to grant confidential treatment to the confidential information disclosed pursuant to such subpoena or court order.

ARTICLE V. WARRANTY

5.1            Elekta provides the warranty for the LGK® set forth in Exhibit C hereto.

ARTICLE VI. EXCUSABLE DELAYS

If the performance of this Agreement by Elekta or Buyer or any obligation of Elekta or Buyer hereunder is prevented, restricted or interfered with by reason of fire, explosion, acts of God, labor disputes or accidents affecting performance under this Agreement, or war, mobilization, civil commotions, blockade or embargo, or any law, regulation, ordinance or requirement of any government or regulatory agency, or any other act whatsoever similar to those above enumerated, or any other circumstance being beyond the reasonable control of Elekta or Buyer, then and in that event Elekta or Buyer, as the case may be, shall promptly notify the other parties hereto of the resulting difficulties therefrom, and any of the foregoing events shall excuse any performance required under this Agreement.

Purchase and License Agreement 2013-243220-BP - 3 -

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ARTICLE VII. LIMITATION OF LIABILITY; INDEMNIFICATION.

7.1           The exclusive remedies of End User and Elekta’s sole liabilities for breaches of this Agreement shall be limited to those specifically provided for in Section 5.1 (and Exhibit E hereto) and in this Article VII. In no event shall Elekta be liable to End User for loss of use, revenue or profit, or for any other direct, indirect, incidental or consequential damage, whether arising in contract or tort.

7.2           Elekta shall defend and indemnify End User and its Affiliates, agents, servants and employees, and hold them harmless from and against all damages, claims, judgments and liabilities by or to third parties (plus litigation costs incurred) resulting from injury to or death of any person or physical loss or damage to property arising out of defective materials, workmanship, or manufacture of the LGK® or the defective maintenance of the LGK® (but, with respect to maintenance, only to the extent performed by or on behalf of Elekta).

7.3           End User shall defend and indemnify Elekta and its Affiliates, agents, servants, and employees and hold them harmless from and against all damages, claims, judgments and liabilities by or to third parties (plus litigation costs incurred) resulting from injury to or death of any person or physical loss or damage to property arising out of the operation or medical use or misuse of the LGK® by or for End User (but which is not attributable to defective materials, workmanship or manufacture of the LGK®), the defective maintenance of the LGK® by or for End User (but only to the extent not performed by or on behalf of the Elekta), the failure of the Site to comply with the Site Planning Criteria, or the training provided by Elekta.

ARTICLE VIII. MISCELLANEOUS PROVISIONS.

8.1           Assignment. No party hereto shall assign its respective rights or obligations under this Agreement (including the LGP Software License) in whole or in part to any person without the prior written consent of the other party, except as provided in this Section 8.2 hereinafter. In the event of any assignment or transfer by End User of its rights or duties under this Agreement or the Lease or of any sale, transfer, lease or sublease of the LGK® or any component thereof to a third party, End User shall obtain the prior approval of Elekta of the proposed transferee (such approval not to be unreasonably withheld) and cause such transferee, prior to such transfer, to sign (1) an agreement that any acquired interest in the LGK® System is subject to the terms and conditions of this Agreement and evidencing such transferee’s agreement to be bound, to the same extent as End User, by the then-surviving provisions of this Agreement, including but not limited to the technical and scientific information provisions (Section 3.3), the confidentiality provisions (Article IV), the provisions of Articles V and VII hereof, and the provisions of the LGK® Software License or (2) a similar agreement otherwise approved by the Elekta, which approval shall not be unreasonably withheld.

8.2           Subcontractors. Elekta shall be entitled to appoint subcontractors or any other third parties for the performance or fulfillment in whole or in part of Elekta’s obligations under this Agreement without the consent of End User, and Elekta shall be fully responsible and liable for the performance of other entities. Elekta shall be entitled to assign any of its rights or obligations hereunder to any of its Affiliates without the consent of End User, but Elekta agrees that it will be fully responsible for any obligations assigned to Elekta’s Affiliates hereunder.

8.3           Arbitration. All disputes arising in connection with this Agreement shall be finally resolved by arbitration in Atlanta, Georgia under the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of such award and an order of enforcement as the case may be. The parties hereby agree the rendering of an award by the arbitrator or arbitrators shall be a condition precedent to the initiation of any legal proceeding with respect to any dispute arising in connection with this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia and the United States.

8.4           Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior or contemporaneous agreements, negotiations or discussions between the parties with respect to the subject matter hereof. No amendment of the provisions of this Agreement will be valid unless made in writing and signed by both parties hereto.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement in duplicate as of the date first written above.

ELEKTA INC.		END USER

By:	/s/ Ian G. Dickson	By:	/s/ David Reese

Title:	Treasurer	Title:	VP, Clinical and Support Services

Date:	February 2, 2017	Date:	February 13, 2017

Purchase and License Agreement 2013-243220-BP - 4 -

Created on April 30, 2013

EXHIBIT A

SPECIFICATION

Qty	Description
1	Leksell Gamma Knife® PERFEXION™

Radiation Unit

- With radiation shielding doors and collimator system

Patient Positioning System™

- Patient couch and automatic Patient Positioning System™

Covers for radiation unit and Patient Position System™

Electric Cabinet

- Electric Cabinet with cabling

- ECU - central unit and safety system electronic board, circuit breakers and cabling

- SDU - sector drive electronic board, circuit breakers and cabling

- PPC1 - software

- PPC2 - software

- Medical UPS

Operator area

-Office cabinet

- Keyboard and Mouse

- Operator console with patient and operator audio/video, power supply, opto insulators, cabling and connectors Flat screen monitors

- Office UPS

MCU kit

- MCU PC with USB CAN

- MCU software

Treatment couch

- Height adjustable mattress

- Manual controls for treatment setup

Frame adapter Model “Standard G”. For interfacing between Leksell® Coordinate Frame Model G™ and Leksel Gamma Knife® PERFEXION™

Clearance check tool

Document set

- Installation and supplementary documents

- 2 Instructions for Use

- 2 Emergency routines

- Signs and Labels

Support and Education & Training for PERFEXION™

Education & Training Services

On-site Clinical Start-Up

One week on-site application training with Gamma Knife experienced neurosurgeon and/or radiation physicist certified by Elekta. -10 spaces in total selecting between the following two courses:

1) Leksell Gamma Knife® PERFEXION™ Clinical Introductory Course

Principle and practice of Gamma Knife Surgery, clinical lectures, treatment planning, patient treatment 4-5 days. Arranged by Elekta in collaboration with collaborating hospital.We pay for the tuition at an approved Elekta training site.

or

2)       Leksell GammaKnife® PERFEXION™ Technical / Application training
For use, care and maintenance of the equipment.

Stereotactic imaging, physics, dosimetry, treatment planning, technical training on unloaded machine, QA procedures - 4 day arranged in Elekta Sweden. We pay for the tuition at an approved Elekta training site.

Support Services

The following support services are delivered in addition to parts warranty during the first year.

Maintenance System Management

Customization of the maintenance schedule for maximum equipment availability, performance and safety with minimum disruption to clinical patient flow.

Planned Maintenance

Scheduled preventive maintenance inspections in accordance with Elekta recommended maintenance intervals and procedures performed by Elekta certified engineers. The service includes installation of software maintenance releases and software upgrades. Also included is a service report detailing outstanding service needs and/or recommended parts replacement to sustain equipment performance at original design specifications. Parts, software and further service activities are not included. The customer is responsible for equipment availability for inspections at a mutually agreed time during regular Elekta office hours.

Purchase and License Agreement 2013-243220-BP - 5 -

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Remote Technical Support

Unlimited remote technical support, via phone, e-mail, fax or suitable equivalent, during regular Elekta office hours.

On-site Technical Support

Preplanned corrective maintenance by Elekta certified engineers to resolve technical issues on-site during regular Elekta office hours. This service includes a service report detailing the maintenance actions completed and recommending further service actions to eliminate the root cause of the problem(s). It is at the discretion of Elekta to determine whether an on-site visit is required to solve the technical issue. Parts and further service activities not included.

Remote Application Support

Unlimited remote application support, via phone, e-mail, fax or a suitable equivalent, during regular Elekta office hours.

Leksell GammaPlan®, remote application support

Unlimited remote application support, via phone, e-mail, fax or a suitable equivalent, during regular Elekta office hours.

1	Standard LGP for LGK PERFEXION

Includes one (1) Leksell GammaPlan® (LGP) license for creating new treatment plans for Leksell Gamma Knife® PERFEXION™. This main license allows the addition, management and storage of an unlimited number patient records and treatment plans. LGP also allows the visualization of treatment plans created at other LGK units.

1	NTPS SUPPLIER ITEMS 10.1.1

1	LGP - Pre-Plan / Follow-up / Re-Treatment License

This software add-on facilitates planning of treatments days before surgery (pre-planning), to assess treatments (follow-up) and perform re-treatments.

With Re-Treatment, one can integrate images and vital treatment information from previous plans. It is a powerful tool to import and display previous key treatment data in the new treatment images. Imported data are user defined regions (targets, risk structures) and prescription isodose. It increases the customer confidence when treating new lesions after an initial treatment.

Requires the ImageMerge software add-on.

1	Linux Platform WS Power Edition Kit

HP Z600 Workstation Power Edition

Flat LCD Monitor 24” minimum

External HD for Backup

1	LGP - Real-time dose planning License

This add-on speeds up forward planning by allowing the update of isodoses during planning. Isodoses displayed in any workspace are instantly updated whenever one or several isocenters are added, modified, or removed. It is possible to fully realize the potential of composite shots, while also simplifying the elaboration of new dose plans.

Real-time planning provides a shorter learning curve, more intuitive and better plans.

1	LGP - Functional Planning™ License

This software add-on allows users to perform functional procedures based on the definition on the AC-PC line the visualization of functional targets based on functional target formulas.

1	LGP - Image Merge License

This software add-on allows an automatic or manual co-registration of any frameless image studies with a frame based reference study. Once co-registered, the frameless image can be used in LGP like any other study.

Supports MR, CT and PET images (requires the optional module ColorPET™).

1	LGP - Color PET™ License

The ColorPET™ software add-on help users to can combine the physiological data of PET images with the anatomical data of CT and MR images using predefined color lookup tables. Requires the ImageMerge software add-on.

1	Radiation phantom with cassettes

Dosimetry phantom for Leksell Gamma Knife®

1	Phantom Adaptor

1	LGK Perfexion, Accessories

1	English Manual

1	LGP - DICOM RT License

DICOM RT provides an exclusive possibility to share treatment information with any DICOM RT compatible system. It includes: IMPORT of DICOM RT STRUCT allows displaying any user-defined region/volume created on a DICOM RT system. Volumes can be target volumes, organ at risks, isodoses or any other region of interest defined by the user.

EXPORT of treatment data via DICOM RT STRUCT and DICOM RT DOSE allows sharing information with any compatible systems to perform dose comparison or dose addition.

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1	LGP - INVERSE PLANNING License

This software add-on enables fast automatic planning. It consists of two key independent functions – filling and optimization – which affect the critical activities of dose distribution and plan optimization. With “filling”, the target is automatically filled with shots. The optimization function is used to improve a preliminary plan. The optimization process is controlled by prioritizing four parameters: target coverage, selectivity, dose gradient and treatment time. It is also possible to change the number and location of shots at any time during the procedure. By making the optimization very fast, an efficient iterative workflow is supported where the plan is developed through adjustment of the inverse planning settings, continued optimization and possibly manual planning.

1	LGP - CONVOLUTION DOSE ENGINE License

Convolution dose engine is specifically designed to rapidly generate dose plans for inhomogeneous tissue, such as tissue-air and tissue-bone interfaces. Convolution is an accelerated multi-beam convolution algorithm that models build-up effects and takes inhomogeneity of material into account. It is highly adapted to Leksell Gamma Knife®. It has taken features from Collapsed cone convolution, the pencil beam convolution and uses the same basic principles as the TMR (Tissue-Maximum-Ratio) algorithm. The algorithm is able to compute the total dose received at any point within the three dimensional stereotactic space defined by the frame coordinates. The patient’s anatomy is defined by CT images used to account for material heterogeneities.

As a complement to the TMR dose algorithm, Convolution gives you freedom-of-choice and flexibility, allowing you to decide which dose calculation algorithm to use for a plan.

1	Earthquake protection kit

2	Leksell® Coordinate Frame G kit with Insulated Posts and 40 TFS

A complete coordinate frame kit including Insulated Fixation Posts and a full set of Titanium Fixation Screws.

The Frame is an unsurpassed 3D ref and positioning system for imaging, stereotactic neurosurgery and Gamma Knife® surgery.

1	OFFICE UPS 1500VA120V CPL

Purchase and License Agreement 2013-243220-BP - 7 -

Created on April 30, 2013

EXHIBIT B

DESCRIPTION OF SITE

BRYAN HEALTH-WEST, AKA BRYAN LGH

2300 S 16th STREET

LINCOLN, NEBRASKA 68502

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Created on April 30, 2013

EXHIBIT C

ELEKTA’S WARRANTY

1.	Subject to the exceptions set forth below, Elekta warrants to Buyer that for one year from the date of completed Installation Test Protocol, the LGK will perform consistently with the Specification and the LGK will be free from defects in design, materials, and workmanship which result in non-compliance with the Specification, except as otherwise provided hereinbelow. Notwithstanding the foregoing, Elekta’s warranty set forth in this Section 1 does not cover.

(i)	defects arising out of materials or parts provided, modified or designed by Buyer;
(ii)	defects emanating from Buyer’s improper use or maintenance;
(iii)	normal deterioration or normal wear and tear, including radioactive decay of the Cobalt Supply;
(iv)	defects resulting from repairs or service of the LGK supplied other than by Elekta or its authorized representative;
(v)	defects in the Hardware (and its operating software) (the warranty for which is regulated in Section 7 below) or the LGP Software (the warranty for which is regulated in Section 2 below).
(vi)	the training referred to in Subsection 3.2 of the Terms and Conditions; or
(vii)	defects in positioning or in the Site.

2.	Elekta warrants that the LGP Software will, for a period of one year from the date of the completed Installation Test Protocol, perform substantially in accordance with the documentation delivered with such LGP Software. The warranty set forth in this Section 2 shall not apply if the LGP Software is subject to unauthorized repair or modification, improper application, improper installation, accidental damage, negligence in use, improper storage, acts of God, electrical power damage, equipment malfunction, or abnormal operating conditions, and in the event of any of the foregoing, Buyer shall be responsible to pay Elekta’s then standard charges for any repairs, replacements or services performed by Elekta.

3.	In the event that the LGK or any part or component thereof shall fail to conform with the relevant warranty described herein, Elekta shall (or cause one of its Affiliates to) promptly repair or replace, at its option and at its expense, the defect in the LGK or component thereof. Repair or replacement parts furnished or work performed under this warranty shall be warranted for a period of one year from and after the date of such repair of replacement, but in no event shall any such warranty with respect to repair or replacement work or parts extend past that date which is two (2) years from and after the date of completion of the Installation Test Protocol. The defective LGK or part thereof which is replaced in accordance with this warranty shall be the property of Elekta, and Elekta will notify Buyer in writing immediately after repair or replacement as to what disposition Elekta desires of such LGK or part thereof, all at Elekta’s cost.

4.	In order to avail itself of its rights under this warranty, Buyer shall immediately notify Elekta in writing of any defects that appear under the warranty and shall give Elekta every opportunity of inspecting and remedying such defects.

5.	Year 2000 Compliance Warranty. Elekta further warrants that the equipment, software and use of data will be year 2000 compliant and accommodate a full year calculation in its software. Licensor will guarantee that the equipment and software will accept all data and perform to comply with the year 2000 warranties, assuring that the full four (4) positions (e.g. 1997) year is utilized.

6.	THE FOREGOING WARRANTIES ARE EXCLUSIVE AND GIVEN AND ACCEPTED IN LIEU OF ALL OTHER WARRANTIES OF ELEKTA OR ITS REPRESENTATIVES WITH RESPECT TO QUALITY, PERFORMANCE AND OPERATION OF THE LGK, WRITTEN OR ORAL, EXPRESSED OR IMPLIED. ALL OTHER WARRANTIES OF ELEKTA OR ITS REPRESENTATIVES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY EXPRESSLY DISCLAIMED. CORRECTION OF NON-CONFORMITIES OR DEFECTS AS PROVIDED ABOVE SHALL BE BUYER’S EXCLUSIVE REMEDY AND SHALL CONSTITUTE FULL AND FINAL FULFILLMENT OF ALL LIABILITIES OF ELEKTA, WHETHER IN WARRANTY, CONTRACT, NEGLIGENCE, STRICT LIABILITY, TORT OR OTHERWISE WITH RESPECT TO THE LGK. IN NO EVENT SHALL ELEKTA BE LIABLE FOR LOSS OF USE, REVENUE OR PROFIT, OR FOR ANY OTHER DIRECT, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGE ARISING IN ANY RESPECT FROM THE LGK OR ITS USE, OPERATION OR PERFORMANCE. THE PROVISIONS OF THIS PARAGRAPH SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.

7.	Elekta shall assign to Buyer all of Elekta’s rights under the warranty or warranties provided by the manufacturer (the “Computer Manufacturer”) for the Hardware and operating software included in the LGK. In the event the Hardware or operating software exhibit defects which are covered by the warranty of the Computer Manufacturer, Buyer may notify Elekta of the nature of such defects. In such case, Elekta shall promptly inform the Computer Manufacturer thereof and use its best efforts to arrange prompt repair service by the Computer Manufacturer pursuant to the terms of the Computer Manufacturer’s warranty or warranties Elekta shall furnish Buyer with such reasonable cooperation as Buyer may request with respect to the purchase by Buyer of any extended warranty or maintenance contract offered by the Computer Manufacturer.

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EXHIBIT D

LEKSELL GAMMAPLAN® PFX™ SOFTWARE LICENSE

1.	LGP Software

1.1	Elekta hereby licenses to Buyer at no additional cost beyond the Purchase Price, the LGP Software, to be utilized only for the purpose of planning dosages of treatments to be performed with the LGK. In case Buyer already has an existing Leksell Gamma Knife® Buyer may also retain one license to the old Leksell Gamma Plan® software for archival purposes. Such license is also subject to the license terms and conditions set out in this Exhibit E. Such license is for the use by Buyer of the software at one (1) workstation.

1.2	Buyer shall not: (a) use LGP except in connection with the radiosurgical operations performed with the LGK at the Site; (b) make any modification to, adapt, translate, decompile, disassemble or create derivative works based on LGP or merge LGP into any other software; (c) reproduce LGP (or any portion thereof) or any materials related thereto except for one back-up copy made as part of Buyer’s regular computer software maintenance routines; (d) transfer, assign or sublicense LGP to any person except to an assignee of all of Buyer’s rights in this Agreement in a manner permitted by Section 8.1 of the Terms and Conditions; or (e) use LGF in connection with any access terminal other than the Hardware which has been specifically approved by Elekta in writing.

1.3	All right, title, interest and ownership of, in and to LGP, including but not limited to all trademarks, service marks, registrations, copyrights, and all other proprietary rights not expressly granted in this License, shall at all times remain the exclusive property of Elekta. Elekta shall retain all rights to LGP recorded on the original disk(s) and all subsequent copies of LGP, in whatever form recorded.

1.4	The term of Buyer’s license to LGP shall continue until the earlier of: (a) any sublicense, assignment or transfer or attempted sublicense, assignment or transfer by Buyer of LGP without the consent of Elekta; (b) the transport, movement or attempted transport or movement by the Buyer of LGP, or the Hardware on which LGP is installed, from the Site without prior written consent of Elekta; (c) any modification or adaptation of LGP for use with any equipment other than the LGK; (d) the use of LGP in connection with more than one access terminal unless Buyer has obtained the written consent of Elekta to the use of more than one access terminal at the same time or in connection with any access terminal other than the Hardware which has not been specifically approved by Elekta in writing; or (E) the mutual written consent of Buyer and Elekta.

2.	Buyer’s Responsibilities Concerning Hardware and LGP

2.1	To facilitate E-Mail/Internet support, Buyer shall provide for E-Mail/Internet connectivity.

2.2	Buyer shall assign a system manager who will undergo the appropriate training on the operating system HP-UX and /or already have sufficient UNIX system administrator experience. Such training will be provided by the Hardware manufacturer and Elekta shall pay the fee therefore. Buyer shall pay all travel and other expenses associated with such training.

2.3	If Buyer elects to transfer images by a data network, then:

(a)	Buyer shall provide the format to and right to read the diagnostic images generated by the user’s diagnostic equipment and planned to be used as input for LGP. The Buyer shall provide a sample image in digital and hard copy form in the orientation intended for clinical use.
(b)	Buyer is responsible for obtaining up-to-date and accurate scanner image formats and any other scanner or PACS information from vendors necessary to integrate images into LGP and providing this to Elekta.
(c)	The Hardware used to run LGP must be used solely for this purpose. All changes and additions to LGP and/or Hardware running LGP must receive prior written approval of Elekta.
(d)	Buyer shall provide the images via an Ethernet connection using TCP/IP protocol and will provide all physical cabling to the LGP Hardware compatible with 100-Base-T or 1000-Base-T at the Installation location of the LGK.
(e)	Buyer shall provide all TCP/IP networking parameters such as IP address, netmask, gateway address, etc. for the HP workstation included as a part of the Hardware.

Purchase and License Agreement 2013-243220-BP - 10 -

Created on April 30, 2013

EXHIBIT E

END USER AGREEMENT AMENDMENTS

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Purchase and License Agreement 2013-243220-BP - 11 -

Created on April 30, 2013

Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 240.24b-2. [*****] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

Exhibit 8.2

HOSPITAL’S COST COMPONENT

Rental for Physical Facility Space	[ * * * * * ]

Registered Nurse	[ * * * * * ]

Physicist	[ * * * * * ]

Recovery Room	[ * * * * * ]

Hospital Per Diem Charge	[ * * * * * ]

MRI Procedure with Contrast	[ * * * * * ]

MRI Procedure without Contrast	[ * * * * * ]

CT Procedure with Contrast	[ * * * * * ]

CT Procedure without Contrast	[ * * * * * ]

Angiography Procedure	[ * * * * * ]

Angiograph Cerebral Procedure	[ * * * * * ]

Billing and Collection Fee	[ * * * * * ]

On each anniversary of the First Procedure Date, Hospital may adjust these cost components up or down, which increases or decreases shall directly correlate to increases or decreases in Hospital’s direct cost (excluding administrative or overhead expenses) supported by documentation reasonably satisfactory to GKF.

Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 240.24b-2. [*****] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

Exhibit A

PHYSICAL SPACE

Toilet
BB03A
Shell
Space
BB05
Elevator
Room
BB04
Elevator
BB01
Passage
BB03
Toilet
BB09
Holding #1
BB07
Holding #2
BB10
Storage
BB06
SOILED
BB08
ELEC.
BB11
Planning
BB12
Control
BB14
Toilet
BB13
Passage
BB15
UP
Corridor
BB02
Corridor
BB16
Storage
BB25
Waiting
BB24
Pump
Room
BB25A
Reception
BB22
Files/
Work
BB21
Janitor
BB19
Manager
Office
BB20
Prep
Room
BB18
Treatment
Room
BB17
Areaway
BB17A

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